Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

SHASTA’S INTRO MAKES HISTORY

SHASTA’S (SDA)

A SPARKLING EVOLUTION

First SDA with a Clean Label Introduced by National Beverage

FORT LAUDERDALE, FL, February 11, 2016 . . . National Beverage Corp. (NASDAQ:FIZZ) yesterday unfolded another historic event deep within Shasta’s traditional dominion – the introduction of the first genuine SDA (Soft-Drink Alternative). This unique transformation, four years in development, is truly revolutionary.

Shasta has duplicated all of the wonderful flavors that have charmed its loyal consumers over the past 125+ years with an SDA, but with no calories, no sodium, no sweeteners and the first ‘clean label’ within the beverage industry. This Shasta Sparkling beverage describes its contents as 100% all-natural ingredients, a simple formula for your life . . . Sparkling Water, Naturally Essenced - Only the Best for You!

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Shasta Sparkling

“This is another historic first in the life of Shasta Beverages!” exclaimed Nick A. Caporella, Chairman and Chief Executive Officer. “Shasta (SDA) Sparkling is redefining and revolutionizing how consumers have modified their tastes for a healthier, better-for-you alternative to sweetened soft drinks.”

One of the most significant beverage advances was the development of a crimp cap with cork seal allowing for the preservation of carbonation in a bottle. The introduction of Shasta (SDA) Sparkling compares with this significant innovation occurring long ago.

Shasta has long been recognized as a pioneer by the beverage industry. Among its ‘firsts’ –

●	1889 – first to bottle mineral water

●	1890-1891 – first to ship water to bottling plants in redwood-lined railroad tank cars

●	1900’s – first to develop flavored beverages

●	1947 – first to use steel cans for beverages

●	1950’s – first to introduce diet drinks

●	1960’s – first to use 12oz. aluminum cans

●	1970’s – first to replace sugar with HFCS

●	2004 – first to convert entire diet line to Splenda

●	2016 – first to develop a SDA with a ‘clean label’

“America is more than ready today for the true meaning behind this new beverage: Clean Label Ready!” Caporella concluded.

National Beverage’s iconic brands are the genuine essence . . . of America.

“Patriotism” – If Only We Could Bottle It!

Fun, Flavor and Vitality . . . the National Beverage Way

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors are described in the Company's Securities and Exchange Commission filings. The Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.